Exhibit 99.1

CONTACT: Judie Ashworth, Publicity Manager

215.873.2283 ~ jashworth@motherswork.com

ANNE T. KAVANAGH JOINS MOTHERS WORK BOARD OF DIRECTORS

(Philadelphia, September 29, 2006) Mothers Work, Inc. (Nasdaq: MWRK), today announced the appointment of Anne T. Kavanagh to its Board of Directors. Ms. Kavanagh is the founder and CEO of New York-based Kavanagh Consulting L.L.C., a consulting services company primarily focused on corporate financial and strategic advice.

“Anne brings twenty-five years of business and financial experience to Mothers Work, and will be an important addition to our Board,” said Rebecca Matthias, President and Chief Operating Officer of Mothers Work. “We look forward to working together and benefiting from her extensive experience and insight.”

Prior to founding her own consulting services business, Ms. Kavanagh served in a variety of senior executive positions in the investment banking industry, including with PaineWebber, Prudential Securities, Salomon Brothers, NatWest Securities, and Drexel Burnham Lambert.

Ms. Kavanagh received her B.S. in Finance and Marketing from Boston College.

Mothers Work, Inc. (Nasdaq: MWRK) is the world’s leading designer and retailer of maternity apparel. As of August 31, 2006, the company operates 1,523 maternity locations, including 811 stores, predominately under the trade names Motherhood® Maternity, Mimi Maternity®, A Pea in the Pod® and Destination Maternity™.  The company operates 712 leased departments including the Two Hearts™ maternity line at Sears®, and designs and sources the Oh Baby!™ By Motherhood collection for Kohl’s® as a licensed arrangement, and sells on the web through destinationmaternity.com and brand-specific websites.